                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                             USA DETERGENTS, INC.

-----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         --------------------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------------

         5) Total fee paid:

         --------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         --------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:

         --------------------------------------------------------------------

         3) Filing Party:

         --------------------------------------------------------------------

         4) Date Filed:

         --------------------------------------------------------------------

                             USA DETERGENTS, INC.


Dear Stockholder:

   You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Wednesday, August 13, 1997 at 10:00 A.M., New York time, at The University Club, 1 West 54th Street, New York, New York.

   The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect directors; vote upon a proposal to amend the Company's Certificate of Incorporation to, among other things, provide for the division of the Board of Directors into three classes serving staggered terms; vote upon a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares available for issuance thereunder; and ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company.

   At the meeting, the Board of Directors will also report on the affairs of the Company, and a discussion period will be provided for questions and comments of general interest to stockholders.

   We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

   Thank you for your cooperation.

                                            Very truly yours,


                                            /s/ Uri Evan
                                            --------------------------------
                                            Uri Evan,
                                            Chief Executive Officer

July 15, 1997

                             USA DETERGENTS, INC.


                              1735 JERSEY AVENUE
                       NORTH BRUNSWICK, NEW JERSEY 08902

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 13, 1997

   Notice Is Hereby Given that the Annual Meeting of Stockholders of USA Detergents, Inc. (the "Company") will be held on Wednesday, August 13, 1997 at 10:00 A.M., New York time, at The University Club, 1 West 54th Street, New York, New York, for the following purposes:

     (1) To elect six directors to serve for the ensuing year.

     (2) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to, among other things, provide for the division of the Board of Directors into three classes serving staggered terms.

     (3) To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares available for issuance thereunder.

     (4) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997.

     (5) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Only stockholders of record at the close of business on June 17, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                            By Order of the Board of
                                            Directors

                                            Daniel Bergman,
                                            Secretary

July 15, 1997

                             USA DETERGENTS, INC.

                              1735 JERSEY AVENUE
                       NORTH BRUNSWICK, NEW JERSEY 08902

                                PROXY STATEMENT
                              General Information

GENERAL

   This Proxy Statement (first mailed to stockholders on or about July 15, 1997) is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of USA Detergents, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, August 13, 1997, at 10:00 A.M., New York time, at The University Club, 1 West 54th Street, New York, New York.

   It is proposed that at the Annual Meeting: (i) six directors will be elected, (ii) the Company's Certificate of Incorporation (the "Certificate of Incorporation") will be amended to, among other things, provide for the division of the Board of Directors into three classes serving staggered terms,
(iii) the Company's 1995 Stock Option Plan (the "Plan") will be amended to increase the number of shares available for issuance thereunder and (iv) the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 1997 will be ratified.

   Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

   Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

   A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy, (ii) the amendment of the Certificate of Incorporation to, among other things, provide for the division of the Board of Directors into three classes serving staggered terms, (iii) the amendment of the Plan to increase the number of shares available for issuance thereunder and (iv) the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company.

   Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy, "for" approval of amendment of the Certificate of Incorporation to, among other things, provide for the division of the Board of Directors into three classes serving staggered terms, "for" approval of the proposed amendment to the Plan to increase the number of shares available for issuance under the Plan, "for" the ratification of the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

   On June 17, 1997, there were 13,795,029 shares of Common Stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on June 17, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

   The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required both for the approval of the proposed amendment to the Plan and for the ratification of the appointment of Deloitte & Touche LLP.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                      Certain Stockholders and Management

   The following table sets forth information as of June 1, 1997 regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and nominee for director of the Company;
(iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                          AMOUNT AND NATURE OF
                                         BENEFICIAL OWNERSHIP OF  PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)    COMMON STOCK (2)      COMMON STOCK
-------------------------------------------------------------------------------
Uri Evan (3)............................       984,505              7.14%
Dinah Evan (3)..........................       984,505              7.14
Frederick J. Horowitz (4)...............     1,049,080              7.60
Daniel Bergman (5)......................       907,503              6.58
Bergman Family Limited Partnership (5)
 1961 East 1st Street
 Brooklyn, New York 11223 ..............       900,003              6.52
Frederick R. Adler (6)
 1520 South Ocean Boulevard
 Palm Beach, Florida 33480..............     1,758,558             12.75
Dr. Shlomo Kalish (7)...................         3,375                  *
Richard A. Mandell (6)
 c/o Clariden Asset Management
 540 Madison Avenue
 New York, New York 10022...............        12,375                  *
Joseph S. Cohen (8)
 1585 East 10th Street
 Brooklyn, New York 11230...............       900,003              6.52
Mark Antebi (9)
 1435 East 9th Street
 Brooklyn, New York 11230...............       900,003              6.52
Rachamim Anatian (10)
 1323 President Street
 Brooklyn, New York 11230...............     1,208,300              8.76
Frank Corella (11)......................        75,822                  *
All directors and executive officers
 as a group (8 persons) (12)............     4,507,551             32.64%

-----------------
* Indicates less than one percent.

 (1) Except as otherwise noted, the address of the named stockholder is c/o USA Detergents, Inc., 1735 Jersey Avenue, North Brunswick, New
        Jersey 08902.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

 (3) Amounts reflected for Uri Evan and Dinah Evan, who are married to one another, consist of (i) an aggregate of 386,430 shares held by Dinah Evan and a grantor retained annuity trust of which Mrs. Evan is the grantor, (ii) 312,130 shares held by Uri Evan and (iii) 285,945 shares of Common Stock held by a trust for the benefit of a child of Mr. Evan. Mr. and Mrs. Evan may each be deemed to beneficially own the shares of Common Stock held by the other and the shares of Common Stock held by each trust. Each of Mr. and Mrs. Evan disclaims beneficial ownership of all shares other than those held in his or her name.

 (4) Includes 283,667 shares of Common Stock held by the grantor retained annuity trust of which Dinah Evan is the grantor and Mr. Horowitz is the remainderman and a trustee. See footnote (3) above.

 (5) Daniel Bergman may be deemed to be the beneficial owner of the 900,003 shares of Common Stock beneficially owned by the Bergman Family Limited Partnership, a Nevada partnership of which Mr. Bergman is the general partner. Mr. Bergman disclaims beneficial ownership of all shares other than those held in his name.
 (6) Includes options to purchase 7,875 shares of Common Stock, exercisable within 60 days.

 (7) Represents options to purchase 3,375 shares of Common Stock, exercisable within 60 days.

 (8) Includes 238,290 shares of Common Stock held by the children of Mr. Cohen. Mr. Cohen disclaims beneficial ownership of all shares other than those held in his name.

 (9) Includes 211,813 shares of Common Stock held by the children of Mr. Antebi. Mr. Antebi disclaims beneficial ownership of all shares other than those held in his name.
(10)    Information is as of February 7, 1997 and is derived solely from the
        Schedule 13D, as amended, dated February 7, 1997, filed with the Securities and Exchange Commission by Mr. Anatian.

(11) Includes options to purchase 3,750 shares of Common Stock, exercisable within 60 days.

(12) Includes shares beneficially owned by Dinah Evan, shares beneficially owned by a trust for the benefit of a child of Mr. Evan, shares held by a trust of which Mr. Horowitz is the remainderman and a trustee, shares owned by a partnership of which Mr. Bergman is the general partner, and options to purchase 22,875 shares of Common Stock, exercisable within 60 days. See footnotes (3), (4), (5), (6), (7) and
        (11) above.

                    PROPOSAL NO. 1--ELECTION of DIRECTORS

   Six directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting. If the proposed amendment to the Certificate of Incorporation concerning classification of the Board of Directors (as provided under Proposal No. 2 below) is adopted, two directors will be elected for a term expiring at the 1998 Annual Meeting of Stockholders ("Class I Directors"), two directors will be elected for a term expiring at the 1999 Annual Meeting of Stockholders ("Class II Directors") and two directors will be elected for a term expiring at the 2000 Annual Meeting of Stockholders ("Class III Directors"). If the amendment is not adopted, all six directors will be elected for a term expiring at the 1998 Annual Meeting of Stockholders.

   Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company). If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

   The nominees, their proposed classification (if Proposal No. 2 is adopted), their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:


                                           YEAR
                                          FIRST
                        CLASS OF          BECAME   PRINCIPAL OCCUPATION DURING
NOMINEE                 DIRECTOR   AGE   DIRECTOR       THE PAST FIVE YEARS
-------------------------------------------------------------------------------
Uri Evan                  III      61      1989   Chairman of the Board of the
                                                  Company since 1989, Chief
                                                  Executive Officer since 1993
                                                  and President since 1997.
                                                  Since 1993, Mr. Evan has
                                                  been Vice Chairman and Chief
                                                  Executive Officer of
                                                  American Value Brands Inc.,
                                                  a food marketing company of
                                                  which he was a co-founder.
                                                  From 1991 to 1992, he served
                                                  as Chairman and Chief
                                                  Executive Officer of I.
                                                  Rokeach & Sons Inc., a
                                                  kosher food manufacturing
                                                  and marketing company. From
                                                  1988 to 1990, Mr. Evan was
                                                  Chairman and Chief Executive
                                                  Officer of Newrock
                                                  Development Inc., a real
                                                  estate development company.


Frederick R. Adler        III      71      1993   Director of the Company since
                                                  1993. Mr. Adler is Managing
                                                  Director of Adler & Company,
                                                  a venture capital management
                                                  firm he organized in 1968,
                                                  and a general partner of its
                                                  related investment funds.
                                                  Since January 1, 1996, Mr.
                                                  Adler has been of counsel to
                                                  the law firm of Fulbright &
                                                  Jaworski L.L.P. and for more
                                                  than five years prior
                                                  thereto was a senior partner
                                                  in the firm. Mr. Adler is
                                                  also Chairman of the
                                                  Executive Committee and a
                                                  director of Data General
                                                  Corporation, a computer
                                                  company, Chairman and a
                                                  director of Shells Seafood
                                                  Restaurants, Inc., a
                                                  restaurant chain, and a
                                                  director of

                                       5


                                           YEAR
                                          FIRST
                        CLASS OF          BECAME   PRINCIPAL OCCUPATION DURING
NOMINEE                 DIRECTOR   AGE   DIRECTOR       THE PAST FIVE YEARS
-------------------------------------------------------------------------------
                                                  Global Pharmaceutical Corp.,
                                                  a manufacturer of generic
                                                  pharmaceuticals, of Prime
                                                  Cellular, Inc., a software
                                                  company, and of various
                                                  private companies.

Daniel Bergman              I      39      1988   Co-founder of the Company and
                                                  a Vice President of the
                                                  Company since June 1995. Mr.
                                                  Bergman also has been
                                                  Director of New York Metro
                                                  Sales, Secretary and a
                                                  director of the Company
                                                  since 1988. Between 1987 and
                                                  1991, Mr. Bergman was
                                                  President of Carnegie
                                                  International Inc., a retail
                                                  and export electronics
                                                  company.

Frederick J. Horowitz      II      32      1989   Executive Vice President and
                                                  Chief Administrative Officer
                                                  of the Company since June
                                                  1995, having served as
                                                  Managing Director of the
                                                  Company since January 1995
                                                  and a director of the
                                                  Company since 1989. From
                                                  1991 through 1994, Mr.
                                                  Horowitz was President and
                                                  Chief Operating Officer of
                                                  the Company. From 1990 to
                                                  1991, he served as Vice
                                                  President of Operations.
                                                  From 1988 to 1991, Mr.
                                                  Horowitz was a Senior Vice
                                                  President of Newrock
                                                  Development Inc., a real
                                                  estate development company.
                                                  Mr. Horowitz is the son of
                                                  Dinah Evan, who is married
                                                  to Uri Evan.

Dr. Shlomo Kalish           I      45      1995   Director of the Company since
                                                  August 1995. Dr. Kalish has
                                                  served since September 1990
                                                  as the director of the
                                                  Recanati Wharton Insead York
                                                  International Marketing
                                                  Program at the Leon Recanati
                                                  Graduate School of
                                                  Management Administration,
                                                  Tel Aviv University. Dr.
                                                  Kalish has also served since
                                                  June 1995 as the managing
                                                  director of Jerusalem Global
                                                  Consultants, an Israeli
                                                  investment banking boutique
                                                  and strategic consulting
                                                  firm. Between September 1981
                                                  and August 1987, Dr. Kalish
                                                  was a professor at the Simon
                                                  School of Business,
                                                  University of Rochester.

Richard A. Mandell         II      54      1995   Director of the Company since
                                                  August 1995. Mr. Mandell has
                                                  served since January 1996 as
                                                  Vice President--Private
                                                  Investments at Clariden
                                                  Asset Management (New York)
                                                  Inc., a subsidiary of
                                                  Clariden Bank, a private
                                                  Swiss bank. From 1982 to
                                                  June 1995, he was a Managing
                                                  Director of Investment
                                                  Banking for Prudential
                                                  Securities Incorporated. Mr.
                                                  Mandell is also a director
                                                  of Sbarro, Inc., a food
                                                  service company, and
                                                  Trend-Lines, Inc., a
                                                  specialty retailer of
                                                  woodworking tools and
                                                  accessories and golf
                                                  equipment and supplies.

   The Board of Directors met five times and acted by written consent six times in 1996 with each director attending at least 75% of the total number of meetings, other than Dr. Kalish who did not attend two meetings.

   The Board of Directors has an Audit Committee, Compensation Committee, Stock Option Committee, Executive Committee and Nominating Committee. The Audit Committee is currently composed of Messrs. Mandell, Kalish and Horowitz. The functions performed by this Committee include recommending to the Board of Directors the engagement of independent auditors, reviewingthe scope of internal controls and reviewing the implementation by management of recommendations made by the independent auditors. The Audit Committee met twice during 1996.

   The Compensation Committee is currently composed of Messrs. Adler and Mandell (during 1996, composed of Messrs. Adler and Mandell, and Joseph S. Cohen, a co-founder of the Company and the former Vice Chairman of the Board). The functions of this Committee include the review of existing and proposed employment arrangements and making recommendations to the Board of Directors with respect to all forms of remuneration to any officer or director of the Company. The Compensation Committee met once during 1996.

   The Stock Option Committee is currently composed of Messrs. Kalish, Adler and Mandell. The Stock Option Committee is responsible for recommending grants of stock options under the Company's 1995 Stock Option Plan. The Stock Option Committee acted twice by written consent during 1996.

   The Executive Committee, formed in May 1997, is currently composed of Messrs. Adler, Evan and Mandell. The Executive Committee is empowered to act on behalf of the full Board of Directors to the maximum extent permitted by Delaware law.

   The Nominating Committee is currently composed of Messrs. Evan and Adler (during 1996, composed of Messrs. Evan and Adler, and Mark Antebi, a co-founder of the Company and a former Vice President of the Company). The Nominating Committee is responsible for recommending director nominees and Board of Director committee members. The Nominating Committee did not meet during 1996. Stockholders who wish to propose director candidates for consideration by the Nominating Committee may do so by writing to the Company's Secretary and supplying the candidate's name, biographical data and qualifications.

VOTE REQUIRED

   The six nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

   THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE SIX NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

    PROPOSAL NO. 2--Proposed Amendment to the Certificate of Incorporation

   There continues to be a trend toward the accumulation of substantial stock positions in public corporations by third parties with a view toward using a control block of stock to force a merger or consolidation or other restructuring of a corporation. Such actions often are undertaken by the third party without advance notice to or consultation with a corporation's board of directors. In many cases, these third parties seek representation on the corporation's board of directors in order to increase the likelihood that their proposals will be implemented by the corporation. If the corporation resists their efforts to obtain representation on the corporation's board, the third parties may commence proxy contests to have themselves or their nominees elected to the board of directors in place of certain directors or the entire board.

   The Board of Directors believes that an abrupt change of control could be disruptive to the business and affairs of the Company and might deprive individual stockholders of the opportunity to realize the full value of their investment in the Company. Moreover, in the particular case of a growth oriented company like the Company, the market price at a given time of a company's publicly traded securities may not be an accurate measure of the company's intrinsic value, since the price may be reflective of short-term results or difficulties and may not reflect long-term planning and projected growth nor certain information such as the impact of prospective products or plans which have not publicly been disclosed. Accordingly, a hostile acquisition that is not negotiated by the Board of Directors could result in a price which is not indicative of the Company's true value.

   In considering general takeover trends and the Company's specific circumstances, the Board of Directors determined that it would be advisable and in the best interests of the Company and its stockholders for the Company to adopt certain anti-takeover measures to make more difficult a hostile acquisition of the Company. The proposed amendment to the Certificate of Incorporation discussed below is not being proposed in response to any specific effort to accumulate the Company's stock or obtain control of the Company. The proposed amendment is designed to help ensure that holders of Common Stock are treated fairly and equally in any multi-step acquisition. In addition, it is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Board of Directors. Stockholders should be aware, however, that these proposals may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt in certain circumstances might be economically beneficial to the Company and its stockholders.

APPROVAL OF CLASSIFIED BOARD OF DIRECTORS


   On July 7, 1997, the Board of Directors unanimously adopted, subject to stockholder approval, a new Article Tenth to the Certificate of Incorporation to establish a classified board of directors. The form of Article Tenth, as proposed to be amended, is attached to this Proxy Statement as Exhibit A.


   The Company's By-Laws currently provide for directors to be elected annually at the annual meeting of stockholders. The General Corporation Law of the State of Delaware ("Delaware Law") permits a corporation to provide for a classified board of directors in its certificate of incorporation with up to three classes, each serving terms of three years. The proposed amendment to the Certificate of Incorporation would provide that directors, other than those who may be elected in specified circumstances by the holders of preferred stock or indebtedness having special rights to elect directors, will be divided or "classified," with respect to the time for which they individually hold office, into three classes, as nearly equal in number as possible. Directors elected to Class I would hold office initially for a term expiring at the 1998 Annual Meeting of Stockholders; directors elected to Classes II and III would hold office initially for terms expiring at, respectively, the 1999 and 2000 Annual Meeting of Stockholders. At each annual meeting beginning with the 1998 Annual Meeting, only directors for the class whose term is expiring would be voted upon and, upon election, each such director would serve a three-year term. If this proposal is approved and the nominees of the Board of Directors are elected, Mr. Bergman and Dr. Kalish will be elected as Class I Directors, Messrs. Horowitz and Mandell will be elected as Class II Directors and Messrs. Adler and Evan will be elected as Class III Directors.

   Under Delaware Law, directors serving on a classified board may be removed by stockholders only for cause unless the certificate of incorporation provides otherwise. The Certificate of Incorporation currently has no contrary provision and, if the proposed amendment is adopted, the Certificate of Incorporation will be thereby amended to require a super-majority vote (as described below) to amend the Certificate of Incorporation to provide that directors may be removed without cause.

   In addition, if the proposed amendment is adopted, the Certificate of Incorporation would be amended to specifically provide incumbent directors with the power to fill vacancies on the Board of Directors, whether occurring as a result of an increase in the number of directors or otherwise. A director elected to fill a vacancy would hold office for the unexpired portion of the term of the director who was being replaced. A director elected to fill a newly created directorship would hold office until the next election of the class to which such director was elected. If the number of directors is increased, the additional directors will be apportioned among the three classes of directors in order to keep all classes as nearly equal as possible.

   The proposed Article Tenth would also set the number of directors of the Board of Directors at six directors, and would require any increase in the size of the Board of Directors to be approved by a majority of the Continuing Directors (as defined below). The size of the Board of Directors could also be increased through an amendment of Article Tenth, which would require the super-majority approval specified below. The purpose of this provision is intended to prevent a party from seeking to circumvent the provisions of Article Tenth by increasing the size of the Board of Directors and filling the vacancies with nominees of that party, all at one meeting of the stockholders. The classification of the Board of Directors will make it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Board of Directors.

   If Article Tenth is added as proposed, the Certificate of Incorporation would be amended to require, as permitted by Delaware Law, that amendments to or repeal of Article Tenth would be effective only if approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by Section 242(b)(1) of Delaware Law), or (b) an affirmative vote of the holders of (i) eighty percent (80%) of the outstanding shares of capital stock of the Company entitled to vote generally for the election of directors voting as a single class, and (ii) if an Interested Stockholder (as defined below) is proposing such amendment, two-thirds or more of the outstanding shares of capital stock of the Company entitled to vote generally for the election of directors voting as a single class which are not beneficially owned, directly or indirectly, by such Interested Stockholder. Delaware Law provides that, unless a greater vote is specified in a corporation's certificate of incorporation, amendments to the certificate of incorporation require the approval of the holders of a majority of outstanding stock entitled to vote thereon and approval of a majority of the outstanding shares of each class entitled to vote thereon. The requirement of a super-majority vote to amend or repeal Article Tenth, as proposed to be amended, is designed to prevent a stockholder controlling less than a substantial majority of the voting power of the Company from circumventing the protections which a classified board is intended to provide simply by repealing or amending Article Tenth.

   If the proposed amendment is adopted, the Board of Directors will amend the Company's By-Laws to conform to the provisions of Article Tenth to the Certificate of Incorporation, as amended.

Recommendation

   The proposal to adopt a classified Board of Directors is intended to encourage any person who might seek to acquire control of the Company to consult first with the Board of Directors and to negotiate with the Board of Directors the terms of any proposed business combination or tender offer. Without a classified board, a potential acquiror, at a single meeting of stockholders, could obtain control of the Board of Directors and unilaterally approve an acquisition or other transaction that might not provide all stockholders with adequate consideration for their investment in the Company or treat all stockholders equally. Article Tenth, as proposed, would have the effect of delaying a contest for the election of directors and making more difficult the acquisition of control of the Company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise, and the removal of incumbent management. As a result, the proposal may have the effect of limiting stockholder participation in certain types of transactions that might be proposed, whether or not such transactions were favored by a majority of stockholders. The Board of Directors believes that it is in the best interests of the Company and all its stockholders to provide a mechanism that allows takeover attempts to be evaluated by the Board of Directors (which may be in possession of non-public information critical to an accurate assessment of the attractiveness of an acquisition proposal) and the stockholders in a careful and deliberate manner.

Vote Required

   The approval of this proposal requires the affirmative vote of a majority of all outstanding shares.

Definitions

   Proposed Article Tenth of the Certificate of Incorporation confers on a majority of the Continuing Directors the power and duty to determine, on the basis of information known to them after reasonable inquiry, the applicability of certain defined terms used in proposed Article Tenth, in addition to such other matters with respect to which a determination is required under proposed Article Tenth. A summary of the definitions of certain of these terms follows.

   "Affiliate" and "Associate" shall have the respective meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act").

   A person shall be a "beneficial owner" of any Voting Shares:

     (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

     (ii) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (2) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

     (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

   A "Continuing Director" is any member of the Company's Board of Directors who is unaffiliated with, and not a nominee of, an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, an Interested Stockholder and is approved to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

   "Interested Stockholder" shall mean any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan or any person who acquires more than 15% of the outstanding Voting Shares with the prior approval of a majority of the Continuing Directors), who or which:

     (i) is the beneficial owner, directly or indirectly, of more than 15% of the combined voting power of the then outstanding Voting Shares; or

     (ii) is an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder.

   For the purposes of determining whether a person is an Interested Stockholder, the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of the definition of beneficial ownership provided above but shall not include any Voting Shares beneficially owned by any person other than the Interested Stockholder which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

   "Person" shall mean any individual, firm, trust, partnership, association, corporation, unincorporated organization or other entity (other than the Company, any Subsidiary of the Company for itself or as a fiduciary for customers or a trustee holding stock for the benefit of the employees of the Company or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements), as well as two or more persons acting as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock.

   "Subsidiary" shall mean any corporation, partnership or other entity of which a majority of any class of equity security (as defined in Rule 3a(11)-1 of the General Rules and Regulations under the Exchange Act), is owned, directly or indirectly, by the Company; provided, however, that for purposes of the definition of Interested Stockholder set forth above, the term "Subsidiary" shall mean only a corporation, partnership or other entity of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the Company.

   "Voting Shares" shall mean shares of all classes and series of the Company entitled to vote generally in the election of the directors.

Other Anti-Takeover Provisions

   The Certificate of Incorporation currently provides that the Company may issue up to 1,000,000 shares of Preferred Stock, from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights and terms, any conversion rights, any voting rights, any redemption rights and terms (including sinking fund provisions), the rights in the event of liquidation and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof. The issuance of shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with class voting rights. The issuance of shares of the Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which they believed could be favorable to their interests. No shares of Preferred Stock are presently outstanding, although the Company reserves the right to issue these shares directly or may determine in the future to establish a stockholders' rights plan (or poison pill) through the issuance of shares of Preferred Stock.

   THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS.

                            EXECUTIVE Compensation

   The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and each of the three most highly compensated executive officers of the Company during the fiscal year ended December 31, 1996 for services in all capacities to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                   ANNUAL COMPENSATION         COMPENSATION
                                         -----------------------------------   ------------
                                                                                SECURITIES
                                                                                UNDERLYING
                                                              OTHER ANNUAL        STOCK
NAME AND PRINCIPAL POSITION        YEAR   SALARY    BONUS     COMPENSATION       OPTIONS(1)
--------------------------------------------------------------------------------------------
                                                  $
Uri Evan(2)                        1996  $200,000    --         $22,020           --
 Chairman of the Board and         1995   118,308    --          21,491           --
 Chief Executive Officer           1994    70,000    --            --             --
Frederick J. Horowitz(2)           1996   125,000   42,367        5,600           --
 Chief Administrative Officer and  1995    88,538   30,144        5,456           --
 Executive Vice President          1994     --       --            --             --
Frank Corella                      1996   175,000  150,000(3)    12,933           15,000
 Vice President of Sales and       1995   150,000  273,750(3)    20,000           --
 Marketing                         1994   150,000  190,388(3)    20,000           --
Daniel Bergman(2)                  1996   125,000   42,367        5,600           --
 Vice President                    1995    88,538   30,144        7,877           --
                                   1994    65,000    --            --             --

-----------------------
(1) Amounts reflected have been adjusted for the three-for-two stock split of the Company's Common Stock in the form of a stock dividend paid on February 9, 1996 (the "Stock Split").

(2) Dollar amounts reflected do not include S corporation distributions made by the Company in each of 1994 and 1995, prior to the Company's initial public offering of stock in August 1995 (the "1995 IPO").

(3) Represents sales commissions and bonuses. See "--Employment Agreements."

   The following table sets forth information on option grants in the fiscal year ended December 31, 1996 to the persons named in the Summary Compensation Table. All amounts have been adjusted to reflect the Stock Split.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                        ANNUAL RATES
                      NUMBER OF           % OF                                         OF STOCK PRICE
                      SECURITIES     TOTAL OPTIONS                                    APPRECIATION FOR
                      UNDERLYING       GRANTED TO      EXERCISE OR                     OPTION TERM (2)
                       OPTIONS        EMPLOYEES IN      BASE PRICE    EXPIRATION    ---------------------
NAME                   GRANTED       FISCAL YEAR(1)     PER SHARE        DATE            5%            10%
-----------------------------------------------------------------------------------------------------------
Uri Evan                  --               --               --            --             --             --
Frederick J. Horowitz     --               --               --            --             --             --
Frank Corella           15,000           13.18            $15.75        1/2/06        $130,251       $320,815
                                                                                                        --
Daniel Bergman            --               --               --            --             --

----------------------
(1) Options vest over three years in installments of 25%, 25% and 50%.

(2) Amounts reflected in these columns represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified annually compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock.

   The following table sets forth information with respect to (i) exercises of stock options during fiscal 1996 and (ii) unexercised stock options held at December 31, 1996 by the persons named in the Summary Compensation Table.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF                   VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                  OPTION EXERCISES              HELD AT FISCAL YEAR END          AT FISCAL YEAR END($)(2)
                             -----------------------------------------------------------------------------------------------
                               SHARES
                              ACQUIRED          VALUE
NAME                         ON EXERCISE     REALIZED(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------
Uri Evan                         --              --              --               --               --               --
Frederick J. Horowitz            --              --              --               --               --               --
Frank Corella                  29,786        $1,183,994        29,786           74,573         $1,180,270       $2,748,705
                                                                                  --
Daniel Bergman                   --              --              --

-----------------------
(1) The "value realized" represents the difference between the exercise price of the option and the closing price of the Common Stock on The Nasdaq National Market on the date of exercise.

(2) The value for an "in-the-money" option represents the difference between the exercise price of the option and the closing price of the Common Stock on The Nasdaq National Market on December 31, 1996 of $41.625.

EMPLOYMENT AGREEMENTS

   In January 1996, the Company entered into an amended employment agreement with Mr. Evan which provides for an annual base salary of $200,000, as well as such bonuses as may be authorized from time to time by the Board of Directors. The agreement expires in June 1999, with automatic extensions of one year unless terminated, and a covenant not to compete for a period of up to twenty-four months following the termination of employment. Mr. Evan has agreed to devote approximately 80% of his working time to the business and affairs of the Company. If the Company terminates the agreement other than for cause, Mr. Evan will be entitled to continue to receive his base salary through the end of the term. The agreement also provides that in the event of a Change of Control (as defined in the agreement) during the term of the agreement or during the twenty-four months thereafter, Mr. Evan shall receive a payment equal to 2.5% of the increase in the Market Capitalization of the Company (as defined in the agreement) between the Company's 1995 initial public offering and such Change of Control.

   Messrs. Horowitz and Bergman have each entered into an employment agreement with the Company that provides for an annual base salary of $125,000, the right to receive 8% of the OGM Pool (as defined below) and such other bonuses as may be authorized from time to time by the Board of Directors. See "--Profit Sharing Plan." Both agreements have a term of three years expiring in 1998, with automatic extensions of one year unless terminated, and a covenant not to compete for a period of up to twenty-four months following the termination of employment. Mr. Corella has entered into an employment agreement with the Company that provides for an annual base salary of $175,000. Mr. Corella is also expected to be able to earn sales commissions and, pursuant to the terms of his employment agreement, is entitled to receive an additional $125,000 in bonuses in the event the Company's net sales exceed $100,000,000 for the year. Each agreement requires the executive to devote his full time, attention and efforts to the business and affairs of the Company.

   In March 1997, the Company entered into an employment agreement with Richard D. Coslow to serve as the Company's Chief Financial Officer beginning April 14, 1997. The agreement provides for an annual base salary of $156,000 plus such bonuses as may be authorized from time to time by the Board of Directors, the right to receive 8% of the OGM Pool and the right to receive an option to purchase 15,000 shares of Common Stock pursuant to the Plan. The agreement has an initial three year term, with automatic extensions of one year unless terminated. If the Company terminates the agreement other than for cause, or the permanent disability or death of Mr. Coslow, he will be entitled to continue to receive his base salary for a period of six months from the date of such termination (or one year in the event such termination occurs within the first year of his employment).


   Since retiring from the Board of Directors on April 14, 1997, each of Mark Antebi and Joseph Cohen have served as consultants to the Company. Pursuant to the terms of their consulting agreements with the Company, both expiring on June 13, 1998, each of Messrs. Antebi and Cohen will receive a consulting fee equal to $125,000 on an annualized basis, as well as continuation of their health and other benefits.

PROFIT SHARING PLAN

   The Company has a profit sharing plan (the "OGM Plan") based on the amount by which the Company's OGM exceeds 10% in a given year. OGM is equal to the percentage of gross sales represented by the Company's income from operations plus general and administrative expenses. If the Company's OGM exceeds 10%, a percentage of that excess is placed in a bonus pool (the "OGM Pool"). The percentage added to the OGM Pool varies between 5% and 22% of OGM in excess of 10%, except that the total amount available for distribution does not include amounts calculated based on annual net sales in excess of $200 million. Of the OGM Pool, 24% currently is allocated for distribution to senior executives with Messrs. Bergman, Horowitz and Coslow each to receive 8%. Of the remainder of the OGM Pool, no participant currently can receive a distribution greater than 50% of his or her base salary. Amounts not allocated for distribution under the OGM Pool will not be distributed. For 1995 and 1996, the Company made payments aggregating approximately $231,000 and $410,000, respectively, under the OGM Plan. No distributions were made under the OGM Plan for periods prior to 1995.

COMPENSATION OF DIRECTORS

   Each non-employee director of the Company receives (i) an annual fee of $15,000 and (ii) $1,500 per day for each Board of Directors or committee meeting attended but not more than $1,500 for any single day, regardless of the number of meetings of the Board of Directors or any committee thereof attended during that day. In addition, directors who are not employees of the Company are compensated through stock options. See "--Non-Employee Directors' Plan."

1995 STOCK OPTION PLAN

   See "Proposal No. 3" for a description of the terms of the Plan.

NON-EMPLOYEE DIRECTORS' PLAN

   Effective in August 1995, the Company adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire an aggregate of 75,000 shares of Common Stock may be granted to non-employee directors. The Directors' Plan provides for the automatic grant to each of the Company's non-employee directors of (1) an option to purchase 4,500 shares of Common Stock on the later of the date of such director's initial election or appointment to the Board of Directors or the date of adoption of the Directors' Plan, and (2) an option to purchase 4,500 shares of Common Stock on each annual anniversary of such election or appointment, provided that such individual is on that anniversary date a non-employee director. The options will have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and become exercisable in four equal quarterly installments commencing on the date which is three months after the date of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors'
Plan). The options may be exercised by payment in cash, check or shares of Common Stock.

REPORT OF THE COMPENSATION COMMITTEE

   General. The Compensation Committee, presently consisting of Messrs. Adler and Mandell (during 1996, composed of Messrs. Adler, Mandell and Joseph S. Cohen during 1996), was established in August 1995 and is responsible for the planning, review and administration of the Company's executive compensation program. Prior to the establishment of the Compensation Committee, the Board of Directors administered the Company's executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers, and made appropriate decisions concerning matters of executive compensation.

   The Company's objective is to provide a superior return to its stockholders. To support this objective, the Company believes it must attract, retain and motivate top quality executive talent. The Company's executive compensation program is a critical tool in this process. The Company's executive compensation program has been designed to link executive compensation to Company performance through at-risk compensation opportunities, providing significant reward to executives based on the Company's success. The Company's executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options.

   Base Salary. The Committee recognizes the importance of a competitive compensation structure in retaining and attracting senior executives. Executive salary levels are reviewed and established annually. The salaries received by the Company's executives generally reflect their levels of responsibility and other factors, such as assessments of individual performance.

   As described above, the compensation for Mr. Evan, the Company's Chief Executive Officer, was $222,020 during 1996. This, combined with the provision in Mr. Evan's employment agreement providing for the payment to Mr. Evan of a percentage of the increase in the Company's market capitalization on a change in control of the Company, reflected the Board of Directors' agreement on Mr. Evan's contributions to the Company during the last year, including Mr. Evan's performance in strategically positioning the Company for future growth.

   Profit Sharing Plan. The Company's executive officers are eligible for annual cash performance bonuses under the OGM Plan, as described above. The OGM Plan is designed to create an additional incentive for certain executive officers and employees of the Company to grow the Company's business while continuing to focus on operating profits. The Committee believes that this form of compensation helps to more closely align the interests of employees with those of the Company and its stockholders. For 1996, the Company made payments aggregating approximately $410,000 under the OGM Plan.

   Stock Options. Stock option grants have historically been utilized by the Company as part of its compensation program for all team members, including the Company's executives and management team members. The Company's stock option program permits team members to buy a specific number of shares of Common Stock, in the future, at the fair market value of such shares on the date the option is granted. Since stock options gain value only if the price of the Common Stock increases above the option exercise price, the use of stock option grants reflects the Company's philosophy of linking compensation to performance. In addition, the Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its stockholders. The Company also used stock options as part of its standard compensation package developed to attract highly qualified employment candidates to the Company.

   Option grants made by the Committee during 1996 to the Company's executive officers included the grant of performance options for the purchase of 28,125 shares of the Common Stock. These option grants were part of the Committee's program to provide the Company's executives with added long-term incentive through stock-based compensation. The options vest over the next three years, at 25% for each of the first and second years, and 50% for the third year.

   The Compensation Committee believes that linking executive compensation to individual accomplishments as well as corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As strategic and performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during 1996 adequately reflect the Company's compensation goals and policies.

                                          Compensation Committee,

                                            Frederick R. Adler
                                            Richard A. Mandell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Uri Evan, Chief Executive Officer, Chairman of the Board and a principal stockholder of the Company, is also a director, officer and stockholder of American Value Brands Inc. and a director and officer of Net Grocer Inc. and Frederick R. Adler, a director and principal stockholder of the Company, is also a director and stockholder of American Value Brands Inc. and a director of Net Grocer Inc.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   To the Company's knowledge, the Company's directors, executive officers and beneficial owners of more than ten percent of the Company's Common Stock are in compliance with the reporting requirements of Section 16(a) under the Exchange Act. The Company is aware that during 1996, each of Messrs. Horowitz and Kalish failed to timely report one transaction on Form 4, which transactions were subsequently reported.

                    COMPARATIVE PERFORMANCE BY THE COMPANY

   The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) an index based on returns from a peer group of companies. The peer group of companies compared in the chart below consists of Church & Dwight Co., Inc., The Clorox Company, Colgate-Palmolive Company, The Dial Corp., INBRAND, NCH Corporation, Paragon Trade Brands, Inc., Paragon Group, Inc., Perrigo Company, The Proctor & Gamble Company, and Unilever N.V. (the "Peer Group Index"). This peer group was selected based on the Company's good faith determination that these companies fairly represent the companies which compete in the same industry or line-of-business as the Company. This chart compares the Common Stock with (i) the Nasdaq Composite Index and (ii) the Peer Group Index, and assumes an investment of $100 on August 7, 1995 (the date the Company's shares began trading on the Nasdaq National Market) in each of the Common Stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Peer Group Index.

                             USA DETERGENTS, INC.
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     (AUGUST 7, 1995-DECEMBER 31, 1996)(1)

PEER COMPANIES
                                             Sep           Dec           Mar           Jun           Sep           Dec
COMPANY            SYMBOL    7-Aug-95     30-Sep-95     31-Dec-95     31-Mar-96     30-Jun-96     30-Sep-96     31-Dec-96
-------            ------    --------     ---------     ---------     ---------     ---------     ---------     ---------
CHURCH & DWIGHT   CHD        100.0000       95.0800       80.8750       91.2594       91.2594       89.0692       99.9980
CLOROX            CLX        100.0000      107.9400      108.3178      130.2413      134.0183      144.9810      151.7806
COLGATE PALMOLIVE CL         100.0000       95.3500      100.5370      111.4453      121.2859      124.3302      132.0262
DIAL/VIAD         DL/VVI     100.0000      101.5400      121.5434      114.8707      117.4323      113.8389      127.1694
INBRAND           INBR       100.0000       82.3500       97.0577      133.8232      164.7096      167.6579      133.8245
NCH CORP.         NCH        100.0000       95.2200       96.0484       94.1755      106.8609       92.1034      100.2085
PARAGON           PTB        100.0000      105.9800      159.8284      141.8797      147.0016      159.8201      205.1131
PARAGON           PAO        100.0000       90.1300       91.4459       92.7627       86.1858       81.5835       93.4294
PERRIGO           PRGO       100.0000      101.0300       97.9385      111.3365       92.7767       81.4394       75.2581
PROCTOR & GAMBLE  PG         100.0000      110.9900      119.6361      122.1604      130.6261      140.5406      155.1287
UNI-LEVER         UN         100.0000       98.5800      106.7326      102.9436      110.0570      119.5329      132.8967
                  USA DETERG  $ 100         $ 100         $ 107         $ 111         $ 118         $ 122         $ 132
                  NASDAQ
                  COMPOSITE   $ 100         $ 105         $ 106         $ 111         $ 119         $ 123         $ 130
USA DETERGENTS    USA DETERG  $ 100         $ 143         $ 162         $ 336         $ 412         $ 411         $ 430

(1) Comparison has been restated from comparison included in the Company's Proxy Statement, dated April 12, 1996, to reflect the removal of Armor All Products Corp. and De Soto Inc. from the Peer Group Index, due to the acquisition of both companies during 1996 which resulted in the cessation of public trading in their common stocks.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In June 1994, U.S.A. Products, Inc., a New Jersey corporation, agreed to act as guarantor under the Company's then existing line of credit facility. This facility, and consequently the guaranty, were terminated in December 1996. U.S.A. Products, Inc. is owned by Mr. Horowitz and the wives of Messrs. Antebi, Bergman, Cohen and Anatian.

   In 1995, Mr. Adler and Mr. Blair Effron were granted rights to "piggyback" on any registration statement filed by the Company, subject to certain restrictions. The registration rights agreement relating to such "piggyback" rights covers all Common Stock held by Messrs. Adler and Effron. Mr. Adler has been of counsel to the law firm of Fulbright & Jaworski L.L.P. since January 1, 1996, which firm was retained to provide legal services to the Company during fiscal 1996.

                PROPOSAL NO. 3-APPROVAL OF AN AMENDMENT TO THE
                 COMPANY'S 1995 STOCK OPTION PLAN TO INCREASE
             THE NUMBER OF SHARES WHICH MAY BE ISSUED THEREUNDER

   The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the Company's 1995 Stock Option Plan which would increase the aggregate number of shares of Common Stock that may be issued under the Plan from 388,935 shares to 1,000,000 shares. The Board of Directors believes that approval of this amendment will serve the best interests of the Company and its stockholders.

   The Plan was adopted for the purpose of securing for the Company and its stockholders the benefits of common stock ownership of the Company by key personnel of the Company and its subsidiaries. The Board of Directors believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company. The proposed amendment to the Plan will provide the Company with the flexibility to continue to grant stock options to these persons. The Company presently is actively engaged in a search for a new President. It is expected that any person so hired as the President of the Company will be granted, as part of his or her compensation, an option to purchase a significant number of shares of Common Stock. As of June 1, 1997, the number of shares available for future grants under the Plan was 191,160 and approximately 675 persons were eligible to participate in the Plan.

   The Plan authorizes the Board to issue incentive stock options ("ISO's"), as defined in Section 422(b) of the Internal Revenue Code (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-ISO's"). The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Code Section 422(b)(6)) 10% or more of the outstanding stock of the Company or any subsidiary (a "10%

Stockholder"), the exercise price may not be less than 110% of such fair market value. The exercise price of each Non-ISO may not be less than the par value of the Common Stock. Generally, options will vest over a three to five year period, subject to acceleration in the event of a Change in Control (as hereinafter defined), and may not be exercised after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% Stockholder) of their grant. Options may not be transferred during the lifetime of an optionholder. No stock options may be granted under the Plan after August 2005.

   The Plan is administered by the Stock Option Committee (the "Committee") of the Board of Directors. Subject to the provisions of the Plan, the Committee has the authority to, among other things, determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option and the terms for the payment of the option price, interpret the provisions of the Plan, fix and interpret the provisions of option agreements made under the Plan, supervise the administration of the Plan, and take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. Each grant of options is to be evidenced by a stock option agreement executed by the Company and the optionee at the time of grant in accordance with the terms and conditions of the Plan.

   No option will become exercisable unless the person to whom the option is granted remains in the continuous employ or service of the Company or one of its subsidiaries for at least six months (or for such longer period as the Committee may designate) from the date the option is granted. Unless extended by the Committee, if an optionee ceases to be employed by or to perform services for the Company or one of its subsidiaries for any reason other than death or disability, then each outstanding option granted to him or her under the Plan will terminate on the date three months after the date of such termination of employment or service, of, if earlier, the date specified in the option agreement. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then, unless extended by the Committee, each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement.

   If any event constituting a "Change in Control of the Company" shall occur, all options granted under the Plan which are outstanding at the time a Change in Control of the Company occurs will immediately become exercisable. A "Change in Control of the Company" will be deemed to occur if (i) there is consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

   The Board of Directors may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan is subject to the approval of the Company's stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

   An optionee will not realize taxable income upon the grant of an option. In general, the holder of a Non-ISO will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction in the same amount, subject to the deduction limits of Section 162(m) of the Code. (If an optionee is subject to the six month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, ordinary income recognition generally will be postponed until the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, an optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised (or, if later, the time the ordinary income is recognized with respect to the shares received upon exercise).

   The holder of an ISO will not realize taxable income upon the exercise of the option (although the option spread is an adjustment to taxable income that may result in alternative minimum tax (the adjustment, if any, is also added to the basis of the shares for purposes of determining adjusted gain or loss under the alternative minimum tax when the shares are sold)). If the stock acquired upon exercise of the Incentive Stock Option is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction in the same amount, subject to the limitations of Section 162(m) of the Code. Any remaining gain is treated as short-term or long-term capital gain depending on the holding period. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction.

THE AMENDMENT TO THE PLAN

   The Board of Directors believes that approval of the amendment to increase the aggregate number of shares which may be issued under the Plan will serve the best interests of the Company and its stockholders by permitting the Committee to exercise needed flexibility in the administration of the Plan and the granting of options thereunder. In addition, the Board of Directors believes that the ability to grant additional options will help attract, motivate and retain key employees and directors who are in a position to contribute to the successful conduct of the business and affairs of the Company as well as stimulate in such individuals an increased desire to render greater service to the Company.

   Accordingly, the Board of Directors recommends that the stockholders approve the following resolution:

     RESOLVED, that the aggregate number of shares of the Company's Common Stock which may be issued under the Company's 1995 Stock Option Plan (the "Plan") shall be increased to 1,000,000 shares, and that the first sentence of Section 2 of the Plan be amended to read in its entirety as follows:

     "The Company may issue and sell a total of 1,000,000 shares of its common stock, $.01 par value (the "Common Stock"), pursuant to the Plan."

   THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                  PROPOSAL NO. 4-RATIFICATION OF APPOINTMENT
                  OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 1997. Deloitte & Touche LLP audited the financial statements of the Company for the fiscal year ended December 31, 1996. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

   THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

   All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company no later than March 16, 1998 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

   The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

   The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                            By Order of the Board of
                                            Directors

                                            Daniel Bergman,
                                            Secretary

Dated: July 14, 1997

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: USA DETERGENTS, INC., ATTENTION: TREASURER, 1735 JERSEY AVENUE, NORTH BRUNSWICK, NEW JERSEY 08902.

                                                                     EXHIBIT A

                       TEXT OF PROPOSED AMENDMENT TO THE
                         CORPORATION'S CERTIFICATE OF
                   INCORPORATION TO ADOPT A CLASSIFIED BOARD

   The Corporation's Certificate of Incorporation will be amended by adding an ARTICLE TENTH which shall read in its entirety as follows:

"TENTH:

(a) CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors shall consist of six directors; provided that the number of directors may be increased from time to time by resolution adopted by the affirmative vote of a majority of the Continuing Directors (as defined below). The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1998 Annual Meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding Annual Meeting of stockholders beginning in 1999, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of the class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and qualified. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article Tenth, Section(a), and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this Article Tenth, Section (a), in each case unless expressly provided by such terms.

(b) AMENDMENT OR REPEAL. Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions set forth in this Article TENTH may not be repealed or amended in any respect, unless such action is approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by Section 242(b)(1) of the GCL) or (b) the affirmative vote of the holders of
       (i) eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors voting as a single class, and (ii) if an Interested Stockholder (as defined below) is proposing such amendment, sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the capital stock of the Corporation entitled to vote generally for the election of directors which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class.

(c) REMOVAL OF DIRECTORS. Notwithstanding anything in this Certificate of Incorporation to the contrary, the Corporation's Certificate of Incorporation may not be amended to provide for removal of directors without cause as permitted by Section 141(k) of the GCL, unless such action is approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by Section 242(b)(1) of the GCL) or (b) the affirmative vote of the holders of
       (i) eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors voting as a single class, and (ii) if an Interested Stockholder is proposing such amendment, sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the capital stock of the Corporation entitled to vote generally for the election of directors which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class; provided, however, whenever the holders of any class or series of the Corporation's outstanding securities are entitled to elect one or more directors by this Certificate of Incorporation, this subsection shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

(d) DEFINITIONS. Proposed Article Tenth of the Certificate of Incorporation confers on a majority of the Continuing Directors the power and duty to determine, on the basis of information known to them after reasonable inquiry, the applicability of certain defined terms used in proposed Article Tenth, in addition to such other matters with respect to which a determination is required under proposed Article Tenth. A summary of the definitions of certain of these terms follows.

        "Affiliate" and "Associate" shall have the respective meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

       A person shall be a "beneficial owner" of any Voting Shares:

             (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

             (ii) which such person or any of its Affiliates or Associates has
          (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (2) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

             (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

        A "Continuing Director" is any member of the Corporation's Board of Directors who is unaffiliated with, and not a nominee of, an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, an Interested Stockholder and is approved to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

        "Interested Stockholder" shall mean any Person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or any Subsidiary of the Corporation or any entity holding shares of Common Stock for or pursuant to the terms of any such plan or any person who acquires more than 15% of the outstanding Voting Shares with the prior approval of a majority of the Continuing Directors), who or which:

             (i) is the beneficial owner, directly or indirectly, of more than 15% of the combined voting power of the then outstanding Voting Shares; or

             (ii) is an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder.

        For the purposes of determining whether a person is an Interested Stockholder, the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of the definition of beneficial ownership provided above but shall not include any Voting Shares beneficially owned by any person other than the Interested Stockholder which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

        "Person" shall mean any indtividual, firm, trust, partnership, association, corporation, unincorporated organization or other entity (other than the Corporation, any Subsidiary of the Corporation for itself or as a fiduciary for customers or a trustee holding stock for the benefit of the employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements), as well as two or more persons acting as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock.

        "Subsidiary" shall mean any corporation, partnership or other entity of which a majority of any class of equity security (as defined in Rule 3a(11)-1 of the General Rules and Regulations under the Exchange Act), is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth above, the term "Subsidiary" shall mean only a corporation, partnership or other entity of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the Corporation.

        "Voting Shares" shall mean shares of all classes and series of the Corporation entitled to vote generally in the election of the Corporation's directors.

                             USA DETERGENTS, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON August 13, 1997

   The undersigned, a stockholder of USA Detergents, Inc. (the "Corporation"), hereby constitutes and appoints Uri Evan and Frederick J. Horowitz and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, August 13, 1997, and at any and all adjournments or postponements thereof, as follows:


   (1) ELECTION OF DIRECTORS

    [ ] FOR the nominees listed below (except
        as marked to the contrary below)  [ ] WITHHOLDING AUTHORITY to vote for all the nominees
                                              listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Nominees: Frederick R. Adler, Daniel Bergman, Uri Evan, Frederick J.
          Horowitz, Dr. Shlomo Kalish and Richard A. Mandell.

   (2) PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

   (3) PROPOSAL TO AMEND THE CORPORATION'S 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

   (4) PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

   (5) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

                         (CONTINUED ON REVERSE SIDE.)

(CONTINUED)


   Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2, 3 and 4 above. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.


   Any and all proxies heretofore given by the undersigned are hereby revoked.

                                                        Dated:
                                                        ----------------------
                                                        ----------------------
                                                        ----------------------
                                                        Please sign exactly as
                                                        your name(s) appear
                                                        hereon. If shares are
                                                        held by two or more
                                                        persons each should
                                                        sign. Trustees,
                                                        executors and other
                                                        fiduciaries should
                                                        indicate their
                                                        capacity. Shares held
                                                        by corporations,
                                                        partnerships,
                                                        associations, etc.
                                                        should be signed by an
                                                        authorized person,
                                                        giving full title or
                                                        authority.

           PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE

                                       2